Exhibit 4.1

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”), effective as of October 9, 2009 (the “Effective Date”) is made by and among CMSF Corp., a California corporation (“Borrower”), Global Special Opportunities Trust PLC (formerly BFS US Special Opportunities Trust) (“GSOT”), RENN Global Entrepreneurs Fund, Inc., a Texas corporation (“RENN III”), Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales (“RUSGIT”) (USSO, Renn III, and RUSGIT being individually referred to as a “Lender” and collectively as “Lenders”), and RENN Capital Group, Inc., a Texas corporation (“Agent”).

Borrower is indebted to the Lenders in the aggregate principal amount of $2,850,000 under the terms of the following documents:

 The following debentures (collectively, the “Debentures”)

•	6.00% Convertible Debenture, dated November 27, 2002, in the original principal amount of $1,000,000, payable to GSOT;

•	6.00% Convertible Debenture, dated August 1, 2003, in the original principal amount of $750,000 payable to GSOT.

 The following promissory notes (collectively, the “Notes”)

•	Secured Subordinated Promissory Note, dated July 19, 2004, in the original principal amount of $250,000, payable to Renn III;

•	Secured Subordinated Promissory Note, dated July 19, 2004, in the original principal amount of $250,000, payable to RUSGIT;

•	Secured Subordinated Promissory Note, dated July 19, 2004, in the original principal amount of $250,000, payable to GSOT;

•	Convertible Promissory Note, dated February 7, 2007, in the original principal amount of $100,000, payable to GSOT;

•	Convertible Promissory Note, dated February 7, 2007, in the original principal amount of $100,000, payable to RUSGIT; and

•	Convertible Promissory Note, dated February 21, 2008, in the original principal amount of $50,000, payable to RUSGIT.

The parties hereto wish to set forth the terms pursuant to which the Debentures and the Notes will be converted into shares of Borrower’s Common Stock (the “Common Shares”)

Accordingly, the parties hereto agree as follows:

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Conversion.  The Lenders hereby convert, and Borrower consents to the conversion of, the principal amount of the Debentures and Notes outstanding as of the Effective Date into Common Shares.  The conversion rate for the Debentures is $0.507820582 and the conversion rate for the Notes is $0.01.  Accordingly, upon execution of this Agreement, Borrower will cause its transfer agent to issue to the applicable Lender an aggregate of 3,446,099 Common Shares with respect to the conversion of the Debentures and an aggregate of 110,000,000 Common Shares with respect to the conversion of the Notes, it being understood that Borrower has issued Common Shares with respect to accrued interest on the Debentures and Notes through June 30, 2009, and will instruct its transfer agent to issue additional Common Shares on the same basis with respect to accrued interest through the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

BORROWER: CMSF Corp.
By:/s/StevenCrosson
Stephen Crosson
Chief Executive Officer and Chief Financial Officer

LENDERS:
Global Special Opportunities Trust PLC
By:/s/Russell Cleveland
Russell Cleveland, US Portfolio Manager

RENN Global Entrepreneurs Fund, Inc.
By:/s/Russell Cleveland
Russell Cleveland, President

Renaissance US Growth Investment Trust PLC
By:/s/Russell Cleveland
Russell Cleveland, Director

AGENT:
RENN Capital Group, Inc.
By:/s/Russell Cleveland
Russell Cleveland, President